Exhibit 10.8

    AGREEMENT made February 22, 2005 effective as of the 1st day of April 2005 by and between TRANS-LUX CORPORATION, a Delaware corporation having an office at 110 Richards Avenue Norwalk, CT 06856-5090 (hereinafter called "Employer"), and THOMAS BRANDT residing at 67 Wesgate Drive, Stamford, CT 06902 (hereinafter called, "Employee").

                              W I T N E S S E T H:

    1. Employer hereby employs Employee, and Employee hereby accepts employment, upon the terms and conditions hereinafter set forth.

    2. (a) The term ("Term") of the Agreement shall be the period commencing on April 1, 2005 and terminating March 31, 2009. (b) In the event that Employee remains or continues in the employ of Employer after the Term, such employment, in the absence of a further written agreement, shall be on an at-will basis, terminable by either party hereto on thirty (30) days' notice to the other and, upon the 30th day following such notice, the employment of Employee shall terminate.

        (c) Upon expiration of the Term of this Agreement, neither party shall have any further obligations or liabilities to the other except as otherwise specifically provided in this Agreement.

    3. Employee shall be employed in an executive capacity of Employer (and such of its affiliates, divisions and subsidiaries as Employer shall designate). Employer shall use its best efforts to cause Employee to be elected and continue to be elected Executive Vice President and Co-Chief Executive Officer of Employer during the Term of this Agreement. The precise services of Employee may be designated or assigned from time to time at the direction of the Board of Directors, the Chairman of the Board, and the Vice-Chairman of the Board, provided, however, that the duties assigned shall be of a character and dignity appropriate to a senior executive of a corporation and consistent with Employee's background, education and experience, and all of the services to be rendered hereunder by Employee shall at all times be subject to the control, direction and supervision of the Board of Directors of Employer, to which Employee does hereby agree to be bound. Employee shall devote his entire time, attention and energies during usual business hours (subject to Employer's policy with respect to vacations, holidays and illnesses for comparable executives of Employer) to the business and affairs of Employer, its affiliates, divisions and subsidiaries as Employer shall from time to time direct. Employee further agrees during the Term of this Agreement to serve as an officer or director of Employer or of any affiliate or subsidiary of Employer as Employer may request, and if Employee serves as such officer or a director he will do so without additional compensation, other than director's fees or honoraria, if any. Employer also agrees to use reasonable efforts to have Employee nominated as a director of Employer for re-election at Employer's 2006 Annual Meeting of Stockholders, but Employer cannot guaranty that Employee will be so elected by the stockholders, and the failure of Employee to be so re-elected as director of Employer shall not constitute breach of this Agreement. Employer agrees that during the Term of this Agreement Employee's principal office of employment shall be within a sixty (60) mile radius of Norwalk, Connecticut. Nothing herein shall prohibit Employee from residing within a sixty (60) mile radius of another significant office of Employer or its significant subsidiaries.

        During the Term of this Agreement and during any subsequent employment of Employee by Employer, Employee shall use his best efforts, skills and abilities in the performance of his services hereunder and to promote the interests of Employer, its affiliates, divisions and subsidiaries. Employee shall not, during the Term and during any subsequent employment of Employee by Employer, be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, except Employee may engage in non-competitive business activities that do not interfere with his duties or availability hereunder and are of a part-time nature. The foregoing shall not be construed as preventing Employee from investing his assets in such form or manner as will not require any services on the part of Employee in the operation of the affairs of the companies in which such investments are made, provided, however, that Employee shall not, either directly or indirectly, be a director of or make any investments in any company or companies which are engaged in businesses competitive with those conducted by Employer or by any of its subsidiaries or affiliates except where such investments are in stock of a company listed on a national securities exchange, and such stock of Employee does not exceed one percent (1%) of the outstanding shares of stock of such listed company.

        Employee shall not at any time during or after the Term of this Agreement use (except on behalf of Employer), divulge, furnish or make accessible to any third person or organization any confidential information concerning Employer or any of its subsidiaries or affiliates or the businesses of any of the foregoing including, without limitation, confidential methods of operations and organization, confidential sources of supply, identity of employees, customer lists and confidential financial information. In addition, Employee agrees that all lists, materials, books, files, reports, correspondence, records and other documents and information ("Employer Materials") used, prepared or made available to Employee, shall be and shall remain the property of Employer. Upon the termination of employment of Employee or the expiration of this Agreement, whichever is earlier, all Employer Materials shall be immediately returned to Trans-Lux Corporation, and Employee shall not make or retain any copies thereof, nor disclose or otherwise use any information relating to said Employer Materials to any other party. As used herein the term Employer shall include Employer, Employer's subsidiaries and affiliates, and any individuals employed or formerly employed by any of them.

    4. (a) For all services rendered by Employee during the Term of this Agreement, Employer shall pay Employee a salary at the rate of TWO HUNDRED THOUSAND DOLLARS ($200,000) per annum during the period April 1, 2005 to March 31, 2006, at the rate of TWO HUNDRED TEN THOUSAND DOLLARS ($210,000) per annum during the period April 1, 2006 to March 31, 2007, at the rate of TWO HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($225,000) during the period April 1, 2007 to March 31, 2008, and at the rate of TWO HUNDRED FORTY THOUSAND DOLLARS ($240,000) per annum during the period April 1, 2008 to March 31, 2009. Such salary shall be payable weekly, or monthly, or in accordance with the payroll practices of Employer for its executives. The Employee shall also be entitled to all rights and benefits for which he shall be eligible under any stock option plan, bonus, participation or extra compensation plans, pensions, group insurance or other benefits which Employer presently provides, or may provide for him and for its employees generally.

        This Agreement shall not be deemed abrogated or terminated if Employer, in its discretion, shall determine to increase the compensation of Employee for any period of time, or if the Employee shall accept such increase. In addition to the group insurance set forth herein, Employer also agrees to consider providing Employee with additional life insurance if Employee begets or adopts children. The Employer shall transfer any transferable policy to Employee on his retirement or termination of this Agreement by either party without cause. All payments under this Agreement are in United States dollars unless otherwise specified.

        (b) Employer may make appropriate deductions from the said payments required to be made in this Section 4 to Employee to comply with all governmental withholding requirements.

        (c) If, during the Term of this Agreement and if the Employee is still in the employ of Employer, Employee shall be prevented from performing or be unable to perform, or fail to perform, his duties by reason of illness or any other incapacity for four (4) consecutive months (excluding normal vacation time) during the Term hereof, Employer agrees to pay Employee thereafter during the Term for the duration of such incapacity or 24 months, whichever is greater, 50% of the base salary which Employee would otherwise have been entitled to receive if not for the illness or other incapacity; provided, however, if such incapacity ceases following the end of the Term, then any such payments shall cease. Notwithstanding the foregoing, to the extent such 24 month period continues after the end of the Term and Employee is entitled to payments under
Section 7, then the payment under this Section 4(c) shall terminate and Section 7 shall apply. If payments under Section 7 cease because of Employee's death prior to the end of the 24 month period under this Section 4(c), then the balance of the payments hereunder will be made, e.g., if, Employee has received 6 months of disability payments before the Term expires and dies after receiving 12 months of payments under Section 7, then Employee's beneficiary designated in writing by Employee from time to time or in the event such beneficiary pre-deceases Employee or if there is no beneficiary designated, Employee's estate (whichever is applicable shall be deemed the "Beneficiary") will receive the remaining 6 months of payments under this Section 4(c). If Employee dies during such 24 month period prior to the end of the Term, then Section 4(e) shall apply and the payments under this Section 4(c) shall terminate.

        (d) The Board upon the recommendation of the Compensation Committee of the Board shall consider no later than May 31, 2006, 2007, 2008, 2009 and 2010 respectively (provided there is no delay in obtaining the financial statements as provided below, but in no event later than 45 days following receipt thereof) the grant of a bonus ("Bonus") to Employee based on Employer's performance for Employer's immediately preceding fiscal year. Notwithstanding the foregoing, based on Employer's annual pre-tax consolidated earnings for the applicable fiscal year Employer shall pay Employee a Bonus at the rate of (i) two percent (2%) of the pre-tax consolidated earnings for the fiscal years ending December 31, 2005 and 2006, and two and one half percent (2-1/2%) of the pre-tax consolidated earnings for the fiscal years ending December 31, 2007, 2008 and 2009 (including the period January 1-March 31, 2005 as provided in Section 13), plus (ii) three-eighths of one percent (3/8 of 1%) of the Employer's theatrical net pre-tax cash flow ("Theatrical Flow") as hereinafter defined in Schedule A attached hereto (provided however that the Bonus and Theatrical Flow, if any, for 2009 shall be 25% of the amount for such year).

        No Bonus shall be payable for any fiscal year in which annual pre-tax consolidated earnings determined in accordance with Section 4(d) are less than $500,000. Notwithstanding the foregoing, the portion of the Bonus applicable to Theatrical Flow shall be paid at 50% of such formula if annual pre-tax earnings are less than $500,000. There shall be excluded from the calculation of annual pre-tax consolidated earnings during the Term of this Agreement the amount by which (x) any item or items of unusual or extraordinary gain in the aggregate exceeds 20% of the Employer's net book value as at the end of the immediate preceding fiscal year, (y) any item of unusual or extraordinary loss in the aggregate exceeds 20% of the Employer's net book value as at the end of the immediate preceding fiscal year, in each case in (x) and (y) above as determined in accordance with generally accepted accounting principles and items of gain and loss shall not be netted against each other for purpose of the above 20% calculation, or (z) any contractual Bonuses and or contractual profit participations accrued or paid to Employee and other employees.

        Provided Employee is not in default of the Agreement, the Board may, in any event, even if any of the aforesaid pre-tax consolidated earnings levels are not exceeded, grant the Employee the aforesaid Bonus or any portion thereof for such year based on his performance.

        Notwithstanding anything to the contrary contained herein, if Employee is not in the employ of Employer at the end of any aforesaid 2005, 2006, 2007 and 2008 fiscal year, or on March 31, 2009 no Bonus shall be paid for such fiscal year or part thereof as to 2009. In the event of Employee's death on or after January 1 of 2006, 2007, 2008, or 2009 or April 1, 2009 as to 2009, any
Bonus to which he is otherwise entitled for the prior fiscal year or 2009, as the case may be, shall be paid to his Beneficiary.

        Such annual pre-tax consolidated earnings shall be fixed and determined by the independent certified public accountants regularly employed by Employer. Such independent certified public accountants, in ascertaining such annual pre-tax consolidated earnings, shall apply all accounting practices and procedures heretofore applied by Employer's independent certified public accountants in arriving at such annual pre-tax consolidated earnings as disclosed in Employer's annual statement for that year of profit and loss released to its stockholders. The determination by such independent certified public accountants shall be final, absolute and controlling upon the parties. Notwithstanding the foregoing, any interest expense savings resulting from conversion of the Employer's 7 1/2% Convertible Subordinated Notes due 2006 and 8-1/4% Limited Convertible Senior Subordinated Notes due 2012 may be included or excluded in such calculation by the Board in its sole discretion. Payment of such amount, if any is due, shall be made for each year by Employer to Employee within sixty (60) days after which such accountant shall have furnished such statement to Employer disclosing Employer's pre-tax consolidated earnings for each of the years 2005, 2006, 2007 , 2008 and 2009. Employer undertakes to use reasonable efforts to cause said accountants to prepare and furnish such statements within one hundred thirty (130) days from the close of each such fiscal year and to cause said independent certified public accountants, concomitantly with delivery of such statement by accountants to it, to deliver a copy of such statement to Employee. The Employer shall not have any liability to Employee arising out of any delays with respect to the foregoing.

        (e) In the event Employee dies during the Term of this Agreement while the Employee is still in the Employ of Employer, Employer shall pay to Employee's Beneficiary for twenty-four (24) months, annual death benefits payable weekly or in accordance with Employer's payroll practices in an amount equal to 50% of Employee's then annual base salary rate.

        (f) So long as Employer's Common Stock is publicly traded, Employee, in lieu of receiving cash payment of any Bonus, may elect to receive all or part of any such Bonus by delivery of the Employer's Common Stock, par value $1.00 per share ("Common Stock") valued at the closing market price on date of election, or if not traded on such date, the last reported closing market price. Such election must (i) be made within ten (10) days after notice of the amount of such Bonus and (ii) require a minimum of one hundred (100) shares. No fractional shares will be issued. Employee acknowledges that any such shares must be purchased for investment and not with a view to distribution and cannot be resold without an exemption from registration under the Securities Act of 1933, as amended, such as Rule 144 which requires, among other things, a one (1) year holding period. Prior to commencement of any fiscal year period under
Section 4(d), Employee may also elect to defer payment of any such Bonus for up to ten (10) years by giving written notice to Employer of Employee's request for said deferral. Any such deferred Bonus shall not accrue interest whatsoever.

    5. During the Term of this Agreement, Employer will reimburse Employee for traveling or other out-of-pocket expenses and disbursements incurred by Employee with Employer's approval in furtherance of the businesses of Employer, its affiliates, divisions or subsidiaries, upon presentation of such supporting information as Employer may from time to time request.

    6. During the Term of this Agreement, Employee shall be entitled to a vacation during the usual vacation period of Employer in accordance with such vacation schedules as Employer may prescribe.

    7. Both parties recognize that the services to be rendered by Employee pursuant to this Agreement are extraordinary and unique. During the Term of this Agreement, and during any subsequent employment of Employee by Employer, Employee shall not, directly or indirectly, enter into the employ of or render any services to any person, partnership, association or corporation engaged in a business or businesses in any way, directly or indirectly, competitive to those now or hereafter engaged in by Employer or by any of its subsidiaries during the Term of this Agreement and during any subsequent employment of Employee by Employer and Employee shall not engage in any such business, directly or indirectly on his own account and, except as permitted by Section 3 of this Agreement, Employee shall not become interested in any such business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity. For a period of two (2) years following termination of employment, Employee shall not directly or indirectly (i) engage or otherwise be involved in the recruitment or employment of the Employer's employees or any individual who was such an employee within one (1) year prior to any such termination of employment, (ii) solicit or assist in obtaining business from a customer of the Employer who was a customer during the two (2) year period prior to termination of employment, with respect to products or services competitive with products or services of Employer, or (iii) communicate, publish, or otherwise transmit, in any manner whatsoever, untrue or negative information or comments regarding Employer. Notwithstanding the foregoing, Employee may engage in the theatre, movie and real estate business subject to (i), (ii) with regard to the display business only, and (iii) above.

        The restriction in (ii) above shall not apply if following the end of the Term (x) Employee's employment is terminated without cause by Employer or
(y) Employee resigns because Employee is not offered a replacement contract for a term of at least two (2) years and otherwise having at least the same terms and conditions as in effect on March 31, 2009, or at the end of any subsequent renewal contract, provided no such renewal contract will continue past Employee's 65th birthday and will automatically terminate on such date unless the parties otherwise mutually agree in writing, unless in either case of (x) or
(y) above Employer pays to Employee weekly or bi-weekly in accordance with Employer's payroll practices as severance pay, an amount equal to Employee's base salary in effect at the time of termination of employment (e.g., at a rate of $240,000 per annum if termination is April 1, 2009) for a period of one (1) year, subject to credit to Employer for any new compensation received by Employee during such one (1) year period, such credit not to exceed any weekly or bi-weekly payment hereunder. Employee shall certify to Employer at least bi-weekly the amount of any such compensation with reasonable back-up, i.e., copy of pay slip. If Employee dies during the one (1) year severance period, the balance of the severance payments shall be payable to Employee's Beneficiary; provided, however, if Employee was receiving payments under Section 4(c) because of disability which disability payments terminated because of the notice given under this Section 7, then the payments hereunder shall cease and the balance of the disability payments under Section 4(c) shall be made as provided therein.

        Employer shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, or to enjoin Employee from any breach of this Agreement, but nothing herein contained shall be construed to prevent Employer from pursuing such other remedies as Employer may elect to invoke.

    8. In the event any provision of Section 7 of this Agreement shall be held invalid or unenforceable by reason of the geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drawn so as not to be invalid or unenforceable.

    9. (a) Employee shall have the right to cancel and terminate this Agreement on 75 days prior written notice from the date of occurrence if there has been a "Change in Control of Employer", as hereinafter defined. Upon such termination becoming effective pursuant to such notice by Employee, (a) Employer and Employee shall be released from all further liability and obligations provided for in the Agreement, except that Employee shall still be subject to and bound by his obligations under Section 7 as modified herein; (b) Employer shall pay to Employee his Bonus for the prior calendar year (if not previously paid) as and to the extent provided for in Section 4 (d); and (c) Employee shall be paid in a lump sum on the effective date of termination the amount of 2.9 times his salary level then in effect. If Employee is incapacitated at the time of his notice under this Section 9, the above payments shall be in lieu of the payments provided under Section 4(c) which payments shall cease and terminate at the end of the 75 day notice period. In the event of Employee's death during the 75 day notice period, if notice of termination has been given, any amounts still payable to Employee by reason of such termination or otherwise payable under this Agreement shall be paid to his Beneficiary in lieu of the death benefit payments under Section 4(e). The notice under this Section 9 must be given within 60 days of the occurrence of the applicable event or be deemed waived.
To the extent any such payments made pursuant to Section 9 above are deemed to be an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and are subject to tax pursuant to Section 4999 of the Code or increase Employee's tax liability based on alternative minimum tax provisions, such payments shall be grossed up in such a manner as to offset the effect of such excise tax and alternative minimum tax on such payments. For purpose of this Section 9, the phrase "Change in Control of Employer" shall be deemed to have occurred if (x) any person (as such term is used in Sections 13
(d) and 14 (d) (2) of the Securities Exchange Act of 1934) hereafter becomes the beneficial owner, directly or indirectly, of securities of Employer, representing 25% or more of the combined voting power of the Employer's then outstanding securities (other than members of Richard Brandt's family, including Employee, directly or indirectly through trusts or otherwise), and (y) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of Employer cease by reason of a contested election to constitute at least a majority thereof, unless Richard Brandt (or, in the event of his death or incapacity, i.e., inability to manage his own affairs, a majority of David Brandt, Matthew Brandt and Employee) shall have approved such change in the majority. For further purposes of this Section 9 only, the restriction in Section 7(ii) shall only apply to a customer of Employer who was a customer during the six (6) month period prior to termination of employment (with respect to replacing Employer's leased products with competitor's purchased or leased products or Employer's service contracts with replacement service contracts for Employer's equipment, as long as such service or lease agreement is in effect (including continuation of use or other extension beyond the termination date thereof). The restrictions in Section 7(i) and (iii) shall continue without modification

        (b) In the event there is a Change in Control of Employer when a change in the majority of the Board of Directors is approved as provided in Section 9(a) above, then notwithstanding such approval, (i) the Term of this Agreement shall be extended for an additional three (3) years (each an "extended year") through March 31, 2012, (ii) the salary during each such extended year shall be at the annual rate of Two Hundred Sixty Thousand Dollars ($260,000), (iii) the salary shall be adjusted by the CPI Adjustment as hereinafter defined applicable to the last two years of the extended Term based on the increase from April 1, 2009, and (iv) Employee shall be entitled to a Bonus for each such extended year equal to the greater of the Bonus rate in effect for 2008 or the highest annual Bonus paid Employee during the five (5) calendar year period preceding such approved Change in Control of Employer.

        "CPI Adjustment" shall mean the adjustment for inflation at the beginning of each calendar year commencing in 2010 based on the United States Department of Labor Bureau of Labor Statistics, Consumer Price Index, United States City Average, all items (2009 = 100). The CPI Adjustment shall be implemented effective April 1, 2010 and April 1, 2011 respectively.

        (c) In the event of a Change in Control of Employer under either (x)
Section 9(a), whether or not Employee terminates this Agreement, or (y) Section 9(b) above, then Employer shall give Employee,(i) to the extent Employee did not receive credit for service because a freeze was in effect, a supplemental retirement benefit ("ASRB") for the amount of such credit not realized because of the freeze and (ii) if the Employer discontinues its Pension Plan, (x) additional ASRB for the amount of credit for service not realized because of discontinuance, and (y) ASRB as provided in this Section 9(c) as if such Plan had not been discontinued. It is understood that the purpose of this paragraph is that (a) Employee and Employee's Beneficiary shall receive as a result of the ASRB payment, the full benefit which would otherwise have been payable from the Employer's Pension Plan had no freeze been imposed and (b) that any additional taxes payable by Employee on any ASRB payment as a result of statutory restrictions with respect to the ASRB, if any, shall be paid to Employee by Employer grossed up in such manner as to offset the effect of Employee's state and federal income taxes on such payments. The ASRB payable pursuant to this paragraph shall be paid to the same parties and at the same time that the payments under the Plan are paid, provided, however, that Employee may defer receipt of any ASRB payments attributable to services rendered in any year, for up to ten (10) years, by written notice to Employer prior to the commencement of any year, such notice to set forth the number of years any such payments are to be deferred. Any such deferred ASRB payment shall not accrue interest whatsoever. The obligations of Employer payable pursuant to this subparagraph
(c) are intended to be unfunded for income tax purposes and shall not constitute a trust fund, escrow amount, amount set apart, or other account credited with funds for the benefit of Employee or Employee's Beneficiaries.

    10. The waiver by Employer of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

    11. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and served personally or sent by United States certified or registered mail, return receipt requested, or overnight courier such as Federal Express or Airborne to his address as stated on Employer's records, in the case of Employee, or to the office of Trans-Lux Corporation, attention of the Chairman, President or Chief Financial Officer 110 Richards Avenue, Norwalk, Connecticut 06856-5090, in the case of Employer, or such other address as designated in writing by the parties.

    12. This Agreement shall be construed in accordance with the laws of the State of New York.

    13. This instrument contains the entire agreement between the parties and supersedes as of April 1, 2005 the Agreement between Employer and Employee dated as of April 1, 2002, as amended, except any amounts which accrued as of April 1, 2005 and are unpaid, but excluding Bonus for the period January 1 - March 31, 2005 which is covered by Section 4(d) hereof. It may not be changed, modified, extended or renewed orally except by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, discharge or extension is sought.

    IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year above written.


                                       TRANS-LUX CORPORATION



                                       By: /s/ Michael R. Mulcahy
                                          ____________________________________
                                            President



                                           /s/ Thomas Brandt
                                          ____________________________________
                                           Thomas Brandt

Schedule A
Thomas Brandt
Override Bonus Caculation

Bonus Rate:             0.375%

Pretax income must be in excess of $1.0M to be eligible for override.

To be calculated annually for each fiscal year ending 12/31 as follows:
-----------------------------------------------------------------------
Pretax income for all theatre operations
Pretax income for Trans-Lux Cinema Consulting Corporation
Pretax income for Trans-Lux Loveland Corporation
Less:  local theatre overhead
Less:  general and administrative expenses overhead
"Plus: amortization of Skyline noncompete of $45,000 per annum." "Less: Capital expenditures over $100,000*"
Plus / Less:  Gain or Loss on sale of assets
-----------------------------------------------------------------------
Equals Pretax income subject to bonus rate
=======================================================================


* New construction or acquisitions not deducted for bonus calculation.